The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, index supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2026

Citigroup Global Markets Holdings Inc.	April , 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH31216 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Market-Linked Securities Linked to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER Due May 4, 2028

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest. Instead, the securities offer the potential for a positive return at maturity based on the performance of the Index specified below from the initial index level to the final index level.

▪	If the Index appreciates from the initial index level to the final index level, you will receive a positive return at maturity equal to that appreciation multiplied by the upside participation rate specified below. However, if the Index remains the same or depreciates, you will be repaid the stated principal amount of your securities at maturity but will not receive any return on your investment. The securities are designed for investors who are willing to forgo interest on the securities and accept the risk of not receiving any return on the securities in exchange for the possibility of a positive return at maturity based on the performance of the Index. Even if the Index appreciates from the initial index level to the final index level, so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the securities will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	The underlying tracks exposure to the S&P 500 Futures Excess Return Index on a volatility-targeted, trend-adjusted basis, less certain notional costs and less a decrement of 2% per annum. The underlying is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates because the volatility-targeting feature is likely to cause the underlying to participate in less than 100% of the performance of the S&P 500 Futures Excess Return Index, and because the S&P 500 Futures Excess Return Index in turn is likely to underperform the S&P 500® Index because it tracks futures contracts on the S&P 500® Index and will therefore bear an implicit financing cost. In addition, notional costs and the decrement will be a significant drag on the performance of the underlying. You should carefully review the section “Summary Risk Factors—Risks relating to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER” in this pricing supplement.

▪	In order to obtain the exposure to the Index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Index:	The S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER (ticker symbol: “SPXI7EV2”)
Stated principal amount:	$1,000 per security
Pricing date:	April 30, 2026
Issue date:	May 5, 2026. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Valuation date:	May 1, 2028, subject to postponement if such date is not an index business day
Maturity date:	May 4, 2028
Payment at maturity:	You will receive at maturity, for each security you then hold, the stated principal amount plus the return amount, which will be either zero or positive
Return amount:

If the final index level is greater than the initial index level:

$1,000 × the index return × the upside participation rate

If the final index level is less than or equal to the initial index level:

$0

Initial index level:	, the closing level of the Index on the pricing date
Final index level:	The closing level of the Index on the valuation date
Upside participation rate:	At least 250.00%. The actual upside participation rate will be determined on the pricing date.
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332VEJ9 / US17332VEJ98
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$10.00	$990.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $850.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $10.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $2.00 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, index supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, index supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-11 dated February 25, 2026     Index Supplement No. IS-18-02 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing level of the Index will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the Index. The accompanying index supplement contains information about the Index that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, index supplement, prospectus supplement and prospectus together with this pricing supplement in deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement or the accompanying index supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Summary Index Description

All information contained in this pricing supplement regarding the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER (the “underlying” or the “Index”) has been derived from information provided by S&P Dow Jones Indices LLC, the Index sponsor, without independent verification. This information reflects the policies of, and is subject to change by, the Index sponsor. The Index sponsor has no obligation to continue to publish the Index and may discontinue publication of the Index at any time. The Index launched on August 14, 2025 and, therefore, has a limited performance history.

The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility-targeted, trend-adjusted basis, less certain notional costs and less a decrement of 2% per annum. The Index has a volatility target of 7%, which it attempts to achieve by reducing its exposure to the Underlying Futures Index below 100% when the underlying volatility is greater than the volatility target. The Index may reset its exposure to the Underlying Futures Index at each of four intraday windows during each index business day based on a measure of the underlying volatility at the related intraday fixing time, subject to scaling up or down depending on a measure of the intraday trend of the Underlying Futures Index at that time (and, for the fourth intraday window only, subject to adjustment up or down based on the overnight mean-reversion trend), and may reset its exposure again at the closing of trading, all as described in more detail in the accompanying Index Supplement.

The Underlying Futures Index tracks the performance of a hypothetical investment, rolled quarterly, in futures contracts on the S&P 500® Index, and accordingly is expected to reflect the performance of the S&P 500® Index less an implicit financing cost. The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market.

The Index is likely to have significantly less than 100% exposure to the Underlying Futures Index at most times, because the Index’s volatility target of 7% is likely to be significantly less than the underlying volatility at most times. At any time when the Index has less than 100% exposure to the Underlying Futures Index, the remainder of the Index’s exposure will be hypothetically uninvested, and no interest or other return will accrue on the hypothetically uninvested portion. As a result, the Index is likely to significantly underperform the Underlying Futures Index over any time period when the Underlying Futures Index appreciates.

The methodology of the Index is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that short-term intraday trends in the value of the Underlying Futures Index will tend to continue; (3) that the Index rules can effectively identify when conditions are favorable for an overnight mean-reversion in the Underlying Futures Index and effectively adjust its exposure to the Underlying Futures Index up or down in response; and (4) that the applicable measures of underlying volatility used by the Index will be effective predictors of future volatility of the Underlying Futures Index from one intraday window to the next. There is no guarantee, however, that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having increased exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines, then the Index is also expected to be subject to a “decay” effect. The decay effect would result from the fact that the Index resets its exposure to the Underlying Futures Index multiple times each index business day, and would manifest any time the Underlying Futures Index moves in one direction from one intraday window to the next and another direction from that subsequent intraday window to the next after that. The decay effect would result because resetting exposure after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting exposure following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.

It is important to understand that the Index provides exposure to the S&P 500® Index that:

1.   is likely to reflect significantly less than 100% participation in the Underlying Futures Index;

2.   is reduced by an implicit financing cost;

3.   may be subject to a decay effect;

4.   is reduced by notional costs that will be greater with more frequent and larger adjustments of the exposure of the Index to the Underlying Futures Index; and

5.   is reduced by a decrement of 2% per annum.

As a result of these features, the Index may significantly underperform the S&P 500® Index.

Certain features of the Index – including the fact that it references the Underlying Futures Index, and not the S&P 500® Index directly, the volatility targeting, the deduction of notional costs and the decrement of 2% per annum – are designed to reduce and/or offset the cost to us and our affiliates of hedging transactions that we intend to enter into in connection with the securities as compared to an otherwise comparable index without these features. These features will reduce the performance of the Index as compared to an otherwise comparable index without these features. The reduced and/or offset cost of hedging may make it possible for certain terms of the securities to be more favorable to you than would otherwise be the case. However, there can be no assurance that these more favorable terms will offset the negative effects of these features on the performance of the Index, and your return on the securities may ultimately be less favorable than it would have been without these more favorable terms but with an index that does not contain these features.

This section contains only a summary description of the Index and does not describe all of its important features in detail. Before investing in the securities, you should carefully review the more detailed description of the Index in the accompanying Index Supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns. The diagram assumes that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Payout Diagram

■ The Securities	■ The Index
PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the securities, assuming the various hypothetical final index levels indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be. The actual payment at maturity will depend on the actual final index level.

The examples below are based on a hypothetical initial index level of 100.00 and do not reflect the actual initial index level. For the actual initial index level, see the cover page of this pricing supplement. We have used this hypothetical value, rather than the actual value, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index level, and not this hypothetical value. For ease of analysis, figures below have been rounded. The examples below assume that the upside participation rate will be set at the lowest value indicated on the cover page of this pricing supplement. The actual upside participation rate will be determined on the pricing date.

Example 1—Upside Scenario. The final index level is 105.00, resulting in a 5.00% index return. In this example, the final index level is greater than the initial index level.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + ($1,000 × the index return × the upside participation rate)

= $1,000 + ($1,000 × 5.00% × 250.00%)

= $1,000 + $125.00

= $1,125.00

In this scenario, the Index has appreciated from the initial index level to the final index level, and your total return at maturity would equal the index return multiplied by the upside participation rate.

Example 2—Par Scenario. The final index level is 95.00, resulting in a -5.00% index return. In this example, the final index level is less than the initial index level.

Payment at maturity per security = $1,000 + the return amount

= $1,000 + $0

= $1,000.00

In this scenario, the Index has depreciated from the initial index level to the final index level. As a result, the payment at maturity per security would equal the $1,000 stated principal amount per security and you would not receive any positive return on your investment.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the Index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Indices” beginning on page IS-4 in the accompanying index supplement and in the section “Risk Factors Relating to the Notes” beginning on page EA-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Citigroup Inc. will release quarterly earnings on April 14, 2026, which is during the marketing period and prior to the pricing date of these securities.

Key Risks Relating to the Securities

▪	You may not receive any return on your investment in the securities. You will receive a positive return on your investment in the securities only if the Index appreciates from the initial index level to the final index level. If the final index level is less than or equal to the initial index level, you will receive only the stated principal amount of $1,000 for each security you hold at maturity. As the securities do not pay any interest, even if the Index appreciates from the initial index level to the final index level, there is no assurance that your total return at maturity on the securities will be as great as could have been achieved on our conventional debt securities of comparable maturity.

▪	Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the Index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the securities. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your payment at maturity depends on the closing level of the Index on a single day. Because your payment at maturity depends on the closing level of the Index solely on the valuation date, you are subject to the risk that the closing level of the Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	Sale of the securities prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your securities, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the securities to maturity. The value of the securities may fluctuate during the term of the securities, and if you are able to sell your securities prior to maturity, you may receive less than the full stated principal amount of your securities.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely

PS-6

Citigroup Global Markets Holdings Inc.

affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing level of the Index, the volatility of the closing level of the Index and a number of other factors, including general market interest rates, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing level of the Index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the Index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the Index or in financial instruments related to the Index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing level of the Index in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a

PS-7

Citigroup Global Markets Holdings Inc.

way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

Risks relating to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER

The following is a description of risks relating to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER, which we refer to in this section as the “Index”. The following discussion of risks should be read together with the section “Description of the S&P 500 Futures Intraday Edge Volatility Indices” in the accompanying index supplement, which defines and further describes a number of the terms and concepts referred to below.

▪	The Index is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates. The Index tracks exposure to the S&P 500 Futures Excess Return Index (which we refer to as the “Underlying Futures Index”) on a volatility-targeted, trend-adjusted basis, less certain notional costs and less a decrement of 2% per annum. The Index is likely to have significantly less than 100% exposure to the Underlying Futures Index at most times, because the Index’s volatility target of 7% is likely to be significantly less than the underlying volatility at most times, requiring the Index to reduce its exposure to the Underlying Futures Index to maintain its volatility target. At any time when the Index has less than 100% exposure to the Underlying Futures Index, the remainder of the Index’s exposure will be hypothetically uninvested, and no interest or other return will accrue on the hypothetically uninvested portion. As a result, the Index is likely to significantly underperform the Underlying Futures Index over any time period when the Underlying Futures Index appreciates. Moreover, the Underlying Futures Index in turn is likely to underperform the S&P 500® Index because it tracks futures contracts on the S&P 500® Index and will therefore bear an implicit financing cost. In addition, notional costs and the decrement will reduce the performance of the Index. For these reasons, the Index is likely to underperform the S&P 500® Index over any period in which the S&P 500® Index appreciates, and the Index is not suitable for an investor who seeks to participate in the full performance of the S&P 500® Index.

▪	The Index may perform poorly if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. The Index methodology is premised on the following key assumptions: (1) that there will be an inverse relationship between performance and volatility, so that the Underlying Futures Index will tend to increase in times of lower volatility and decline in times of higher volatility; (2) that short-term intraday trends in the value of the Underlying Futures Index will tend to continue; (3) that the Index rules can effectively identify when conditions are favorable for an overnight mean-reversion in the Underlying Futures Index and effectively adjust its exposure to the Underlying Futures Index up or down in response; and (4) that the measures of underlying volatility used by the Index will be effective predictors of future volatility of the Underlying Futures Index from one intraday window to the next. There is no guarantee, however, that these assumptions will be proven correct over any given time period. If any of these assumptions does not prove to be consistently correct, then the Index may perform poorly as a result of having increased exposure to the Underlying Futures Index at a time of declines and/or having reduced exposure to the Underlying Futures Index at a time of increases.

▪	The Index may experience significantly greater volatility than its volatility target. The Index seeks to implement its volatility target in two steps. First, the Interim Index determines a volatility-targeted exposure to the Underlying Futures Index for each intraday window in a manner that seeks to align the volatility of the Interim Index with the volatility target. Second, the Index adjusts its exposure to the Interim Index daily pursuant to an end-of-day volatility target adjustment. Despite these steps, the Index may experience significantly greater volatility than its volatility target for a number of reasons. The Interim Index determines its exposure to the Underlying Futures Index based not only on the volatility-targeted exposure, but also on intraday trend and overnight mean-reversion trend inputs. Those inputs may result in the exposure of the Interim Index to the Underlying Futures Index being increased to a level that is significantly higher than the volatility-targeted exposure, and the Interim Index may experience significantly more volatility than the volatility target as a result. Moreover, although the end-of-day volatility target adjustment is intended to reduce the exposure of the Index to the Interim Index to counteract this, the end-of-day volatility target adjustment is based on the realized volatility of the Interim Index over a look-back period of 40 index business days. If there is a significant increase in the volatility of the Interim Index, it may be a significant period of time before that increased volatility is meaningfully reflected in the 40-day lookback period. If the Index experiences significantly greater volatility than its volatility target, it may be riskier than expected and may experience a significantly greater decline than it would have if it had maintained its volatility target.

▪	The Index’s intraday trend-following mechanism may not be effective. The Index incorporates a trend-following mechanism, in which it will scale the volatility-targeted exposure of the Interim Index to the Underlying Futures Index up or down depending on a measure of the intraday trend of the Underlying Futures Index. Trend-following methodologies such as the one followed by the Index are premised on the notion that equity markets exhibit momentum, whereby recent performance is predictive of future performance. Trend-following methodologies perform poorly, however, when this turns out not to be the case. There can be no guarantee that recent performance will be predictive of future performance. Trend-following methodologies perform particularly poorly in choppy markets,

PS-8

Citigroup Global Markets Holdings Inc.

where they can be subject to whipsaws – increasing exposure following a recent increase and just in time to participate on a higher-exposure basis in a decline that follows the increase, at which point they decrease exposure following the decline and just when the underlying market begins to increase again. Moreover, even if the Underlying Futures Index does exhibit trend-following behavior, there can be no assurance that the particular methodology followed by the Index will effectively identify the trend or capitalize on it. If the Underlying Futures Index does not exhibit momentum, or if the Index’s intraday trend-following methodology is not effective in identifying trends and capitalizing on them, the Index’s trend-following mechanism may result in scaling up the exposure to the Underlying Futures Index ahead of declines, and scaling down exposure ahead of increases, which would result in poor performance.

▪	The Index’s overnight mean-reversion mechanism may not be effective. The Index incorporates an overnight mean-reversion mechanism, in which it will adjust the trend-adjusted, volatility-targeted exposure to the Underlying Futures Index upward at the fourth intraday window at any time when it determines that conditions are favorable for a positive overnight mean-reversion, and will adjust that exposure downward at any time when it determines that conditions are favorable for a negative overnight mean-reversion. The Index’s overnight mean-reversion mechanism is premised on the assumption that equity markets may at times exhibit a tendency to revert to a longer term mean (on an overnight basis) after a short-term dip, and the Index seeks to capitalize on that tendency by identifying a time when a short-term dip has occurred and when the equity markets are due for a positive mean-reversion and increasing exposure to the Underlying Futures Index accordingly at the fourth intraday window. There can be no assurance, however, that the Underlying Futures Index will exhibit mean-reversion behavior when the Index expects it to do so, or at all. Even if the Underlying Futures Index does exhibit mean-reversion behavior, the particular methodology of the Index may fail to accurately identify when it will do so or may fail to capitalize on that. If the Underlying Futures Index does not exhibit mean-reversion behavior when the Index expects it to do so, the Index may increase its exposure to the Underlying Futures Index in a falling market that may continue to fall long after the Index has increased exposure, worsening Index returns as a result. Conversely, if the Underlying Futures Index does exhibit mean-reversion behavior when the Index does not expect it to, the Index will have reduced its exposure to the Underlying Futures Index at a time when the Underlying Futures Index has rebounded from the short-term dip, which will cause Index performance to be less favorable than it would have been if it had not tried to time the mean-reversion.

▪	The Index may perform poorly in temporary market downturns. There is a time lag inherent in the Index’s volatility targeting mechanisms. Unless the VIX signal is 1, the Interim Index will determine its volatility-targeted exposure to the Underlying Futures Index based on a backward-looking measure of realized volatility of the Underlying Futures Index. Similarly, the Index will apply its end-of-day volatility target adjustment to its exposure to the Interim Index based on a backward-looking measure of realized volatility of the Interim Index. If there is a sudden spike in volatility and a corresponding sharp decline in the Underlying Futures Index, the Index may have a relatively high degree of exposure to the Underlying Futures Index at the time of the decline and may therefore have a high degree of exposure to that decline. The Index may subsequently reduce its exposure to the Underlying Futures Index once the increased volatility has been sufficiently reflected in the Index’s realized volatility measures, but by then the Underlying Futures Index may have already stopped its decline and started to recover. Given the time lag, the Index may not increase its exposure to the Underlying Futures Index until well after the recovery has already taken place. Taken together, these factors may cause the Index to perform particularly poorly in a temporary market downturn – a sudden significant decline that is quickly reversed. In that scenario, the Index would participate on a 100% basis in the decline and then fail to participate fully in the recovery.

▪	The Index may be adversely affected by a “decay” effect. If the Index is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index, then the Index is also expected to be subject to a “decay” effect. The decay effect would result from the fact that the Index resets its exposure to the Underlying Futures Index multiple times each index business day, and would manifest any time the Underlying Futures Index moves in one direction from one intraday window to the next and another direction from that subsequent intraday window to the next after that. The decay effect would result because resetting exposure after an increase but in advance of a decline would cause the Index to have increased exposure to that decline, and resetting exposure following a decline but in advance of an increase would cause the Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Index would be relative to the performance of the Underlying Futures Index.

▪	The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. The Underlying Futures Index is a futures-based index. As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index. The cost of this financed position will adversely affect the value of the Underlying Futures Index. Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the Underlying Futures Index. Because of this implicit financing cost, the Underlying Futures Index is expected to underperform the total return performance of the S&P 500® Index.

▪	The performance of the Index will be reduced by notional costs and by a decrement of 2% per annum. Two types of notional costs are deducted from the performance of the Index. Notional transaction costs are deducted each time there is a change in the exposure of the Interim Index to the Underlying Futures Index or in the exposure of the Index to the Interim Index. Changes in the exposure may occur as often as five times a day – during each of the four intraday windows, and again pursuant to the end-of-day volatility target adjustment. The more frequent the changes in exposure and the larger the changes are in size, the greater the amount of the notional transaction costs. In addition to the notional transaction costs, notional replication costs are deducted on a daily basis from the level of the Interim Index. The greater the exposure of the Interim Index to the Underlying Futures Index, the greater the size of the notional replication costs. Moreover, the performance of the Index will be reduced by a decrement of 2% per annum, which will be calculated on the full value of the Index, including any portion that is hypothetically uninvested. The notional costs and the decrement will be a significant drag on the performance of the Index, potentially offsetting positive returns that would otherwise result from the Index

PS-9

Citigroup Global Markets Holdings Inc.

methodology, exacerbating negative returns of the Index methodology and causing the level of the Index to decline steadily if the return of the Index methodology would otherwise be relatively flat. The Index will not appreciate unless the return of the Index methodology is sufficient to offset the negative effects of the notional costs and the decrement, and then only to the extent that the return of the Index methodology is greater than the notional costs and the decrement. As a result of the notional costs and the decrement, the level of the Index may decline even if the return of the Index methodology would otherwise have been positive.

▪	The decrement of 2% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 2%. The decrement is deducted from the level of the Index on each index business day at a rate of 2% per annum. Higher levels of the Index over any given period will therefore result in larger deductions. Moreover, while the decrement will reduce the level of the Index at a rate equal to 2% per annum, the effect of the decrement on the return of the Index over an annual period is likely to be greater, and may be significantly greater, than 2% if the level of the Index has appreciated over that annual period. For example, if the level of the Index before giving effect to the decrement were to increase from 100 to 150 over an annual period, the level of the Index after giving effect to the decrement might be 147, which is 2% less than 150. In this scenario, the return of the Index before giving effect to the decrement would have been 50%, while the return of the Index after giving effect to the decrement would have been 47% -- resulting in a return of the Index over this annual period that is 3% lower than it would have been before giving effect to the decrement. This example is not intended to be a prediction of the performance of the Index over any given period – it is solely intended to illustrate how the impact of the decrement on the return of the Index may be significantly greater than 2% per annum. These effects will be even greater over periods longer than one year.

▪	The negative impact of notional costs on the annual return of the Index may be greater than the absolute amount by which notional costs reduce the level of the Index. Notional costs will negatively affect the annual return of the Index in the same way that the decrement does, as described in the preceding risk factor. Notional costs are deducted from the level of the Index or the Interim Index and, as a result, higher levels of the Index or the Interim Index will result in larger deductions. Moreover, as with the decrement and in the same manner described in the preceding risk factor, if the Index or the Interim Index appreciates over any annual period, notional costs will negatively impact the annual return of the Index over that period by more than the percentage that is deducted from the level of the Index or the Interim Index. The hypothetical back-tested and historical information regarding the impact of notional costs on the performance of the Index that is included in this pricing supplement reflects the impact of notional costs on the level of the Index – if these costs were expressed in terms of the impact on the annual return over any period over which the Index has appreciated, they would be greater.

▪	The manner in which the Index measures underlying volatility may not be effective. The Index will measure the underlying volatility on a given index business day based on implied volatility if the VIX signal on the preceding index business day was 1, and based on realized volatility if the VIX signal on the preceding index business day was 0. The VIX signal will be 1 when the level of the Cboe Volatility Index (the “VIX”) has exceeded its 200-day moving average for more than 6 consecutive index business days, and will be 0 when the level of the VIX has been less than or equal to its 200-day moving average for more than 3 consecutive index business days (and otherwise will be the same as on the preceding index business day). The VIX is a measure of implied volatility of large-cap U.S. stocks over the next 30 days, calculated based on the prices of certain put and call options on the S&P 500® Index. As a result, the Index is designed to use the forward-looking implied volatility measurement at a time when implied volatility (as reflected in the VIX) is relatively elevated, and to use the backward-looking realized volatility measurement at a time of relatively lower implied volatility.

This approach to determining the underlying volatility is premised on the notion that forward-looking implied volatility tends to be higher than backward-looking realized volatility because of a risk premium embedded in the options used to calculate forward-looking implied volatility. Therefore, the use of forward-looking implied volatility at a time of relatively elevated implied volatility (as reflected in the VIX) is intended to use the volatility measure that is expected to be the higher of the two, with the result that the exposure to the Underlying Futures Index will be lower than if the other measure were used at a time of relatively elevated implied volatility. This is premised on the assumption that there is an inverse relationship between performance and volatility, so that the Index will benefit from reduced exposure to the Underlying Futures Index at a time of higher volatility. As described elsewhere, however, there can be no assurance that this relationship will hold over any particular time period, and the Index might have performed better if it did not adjust its measure of underlying volatility in this manner.

▪	The Index has limited actual performance information. The Index launched on August 14, 2025. Accordingly, the Index has limited actual performance data. Because the Index is of recent origin with limited performance history, an investment linked to the Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance may have provided more reliable information on which to assess the validity of the Index’s methodology. However, any historical performance of the Index is not an indication of how the Index will perform in the future.

▪	Hypothetical back-tested Index performance information is subject to significant limitations. All information regarding the performance of the Index prior to August 14, 2025 is hypothetical and back-tested, as the Index did not exist prior to that time. It is important to understand that hypothetical back-tested Index performance information is subject to significant limitations, in addition to the fact that past performance is never a guarantee of future performance. In particular:

o	The sponsor of the Index developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Index rules would have caused the Index to perform had it existed during the hypothetical back-tested period. The fact that the Index generally appreciated over any portion of the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Index methodology.

PS-10

Citigroup Global Markets Holdings Inc.

o	The hypothetical back-tested performance of the Index might look different if it covered a different historical period. The market conditions that existed during the historical period covered by the hypothetical back-tested Index performance information are not necessarily representative of the market conditions that will exist in the future.

o	SPXW options were not published as frequently prior to May 11, 2022 as they are now, and as a result the calculation of the hypothetical back-tested values of the Index prior to that date differs from the calculation of the Index today. The hypothetical back-tested performance of the Index prior to May 11, 2022 may therefore differ from how the Index would have performed if SPXW options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the Index will rise or fall. The actual future performance of the Index may bear no relation to the historical or hypothetical back-tested levels of the Index.

▪	An affiliate of ours participated in the development of the Index. CGMI worked with the sponsor of the Index in developing the guidelines and policies governing the composition and calculation of the Index, and in that role made judgments and determinations about the Index methodology. Although CGMI no longer has a role in making any judgments and determinations relating to the Index, the judgments and determinations previously made by CGMI could continue to have an impact, positive or negative, on the level of the Index and the value of your securities. CGMI was under no obligation to consider your interests as an investor in the securities in its role in developing the guidelines and policies governing the Index.

▪	Changes that affect the Index may affect the value of your securities. The sponsor of the Index may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the Index. We are not affiliated with the Index sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the Index and the value of and your return on the securities.

PS-11

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events.  For purposes of determining whether a market disruption event occurs with respect to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER, each reference to the “Underlying Index” in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement in the definition of Market Disruption Event (and defined terms used in the definition of Market Disruption Event) shall be deemed replaced with a reference to the “Underlying Index, the S&P 500 Futures Excess Return Index or the S&P 500® Index”. References in the section “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index— Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement to the securities comprising an Underlying Index (or any other index) shall be deemed to include futures contracts comprising an Underlying Index (or any other index), and each reference to “at any time during the one-hour period that ends at the Closing Time” shall be deemed to be replaced by a reference to “at any time during the trading day”.

Hypothetical Back-Tested and Historical Performance Information

This section contains hypothetical back-tested performance information for the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER calculated by S&P Dow Jones Indices LLC. All S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER performance information prior to August 14, 2025 is hypothetical and back-tested, as the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER did not exist prior to that date. Hypothetical back-tested performance information is subject to significant limitations. The sponsor of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER developed the rules of the Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the rules would have caused the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER to perform had it existed during the hypothetical back-tested period. The fact that the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER appreciated at any time during the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the index methodology. Furthermore, the hypothetical back-tested performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER might look different if it covered a different historical period. The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

In addition, the SPXW options used by the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER to determine the implied volatility of the S&P 500® Index have traded with expirations on every weekday only since May 11, 2022. When SPXW options were first launched in 2005, only Friday expirations were available. Wednesday expirations were added on February 23, 2016; Monday expirations were added on August 15, 2016; Tuesday expirations were added on April 18, 2022; and Thursday expirations were added on May 11, 2022. For purposes of calculating the hypothetical back-tested performance of the Index, the implied volatility for the one-week period ending on a weekday for which no SPXW option was then traded was calculated by interpolating between the SPXW options expiring immediately before and immediately after that weekday. For these reasons, the hypothetical back-tested performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER prior to May 11, 2022 may differ from how the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER would have performed if SPXW options had been available with expirations on every weekday, as they are now.

It is impossible to predict whether the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER will rise or fall. By providing the hypothetical back-tested and historical performance information below, we are not representing that the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk and cannot account for all factors that would affect actual performance. The actual future performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER may bear no relation to its hypothetical back-tested or historical performance.

PS-12

Citigroup Global Markets Holdings Inc.

Historical Information

The closing value of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER on March 23, 2026 was 217.72. The graph below shows the hypothetical back-tested closing values of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER for the period from January 4, 2016 to August 13, 2025, and historical closing values of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER for the period from August 14, 2025 to March 23, 2026. All data to the left of the vertical red line in the graph below are hypothetical and back-tested. We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take the hypothetical back-tested and historical values of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER as an indication of future performance.

S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER – Hypothetical Back-Tested and Historical Closing Values January 4, 2016 to March 23, 2026

Comparison of Hypothetical Back-Tested and Historical S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER Performance Against Historical S&P 500® Index Performance

The following graphs set forth a comparison of the hypothetical back-tested and historical performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER against the historical performance of the S&P 500® Index. The first graph shows comparative performance data for the period from January 4, 2016 through March 23, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The second graph shows comparative performance data for the period from January 3, 2022 through March 23, 2026, each normalized to have a closing value of 100.00 on January 3, 2022 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

All S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER performance information prior to August 14, 2025 is hypothetical and back-tested, as the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER did not exist prior to that date. Hypothetical back-tested performance information is subject to the significant limitations described above under “Information About the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER”.

PS-13

Citigroup Global Markets Holdings Inc.

In the graphs below, references to “SPXI7EV2” are to the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER and references to “SPX” are to the S&P 500® Index.

January 4, 2016 to March 23, 2026

January 3, 2022 to March 23, 2026

PAST PERFORMANCE OF THE S&P 500 FUTURES 7% INTRADAY EDGE VOLATILITY TCA 2% DECREMENT INDEX (USD) ER AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES 7% INTRADAY EDGE VOLATILITY TCA 2% DECREMENT INDEX (USD) ER AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-14

Citigroup Global Markets Holdings Inc.

Using the hypothetical back-tested and historical performance information from the graphs above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of March 23, 2026.

	S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER	S&P 500® Index
Last 1 Year	4.45%	16.02%
Last 3 Years	6.28%	18.54%
Last 5 Years	4.09%	10.97%

The table below indicates the negative impact of the notional costs on the performance of the S&P 500 Futures 7% Intraday Edge Volatility TCA 2% Decrement Index (USD) ER based on the hypothetical back-tested and historical information from the graphs above. In the future, the negative impact of these notional costs may be greater, and perhaps significantly greater, than the values set forth below.

	Average per annum	Maximum amount over any annual period
Notional costs	0.64%	0.83%

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

To illustrate the historical impact of the implicit financing cost on the performance of the S&P 500 Futures Excess Return Index, the following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 4, 2016 through March 23, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends. The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

January 4, 2016 to March 23, 2026

PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

PS-15

Citigroup Global Markets Holdings Inc.

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of March 23, 2026.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	12.13%	16.02%
Last 3 Years	13.86%	18.54%
Last 5 Years	8.23%	10.97%

PS-16

Citigroup Global Markets Holdings Inc.

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the securities at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. We are required to construct a “projected payment schedule” in respect of the securities representing a payment the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield. Assuming you hold the securities until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the securities mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the securities at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the securities prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the securities. Your adjusted tax basis will equal your purchase price for the securities, increased by interest previously included in income on the securities. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the security and as capital loss thereafter.

We have determined that the comparable yield for a security is a rate of %, compounded semi-annually, and that the projected payment schedule with respect to a security consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the securities.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-17

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $10.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $10.00 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the Index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because certain terms of the securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—Key Risks Relating to the Securities—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-18